EXHIBIT 99.1

PRESS RELEASE

C$

Resolute Forest Products Announces Indefinite Idling

of Kraft Mill and Paper Machine in Fort Frances

MONTREAL, CANADA, November 20, 2012 – Resolute Forest Products (NYSE: RFP) (TSX: RFP) today announced the indefinite idling of the kraft mill and paper machine number 5 (PM5) at its pulp and paper operation in Fort Frances, Ontario. The kraft mill has an annual production capacity of approximately 200,000 metric tons of market pulp, while PM5 has an annual capacity of 105,000 metric tons of groundwood specialty printing papers.

“The markets for these products are challenging and are expected to remain so. The kraft mill situation is particularly difficult given Fort Frances’ operating configuration and the recent decision by a key customer to stop consuming the pulp supplied by Resolute to its mill,” said Resolute’s President and Chief Executive Officer, Richard Garneau. “Our kraft mill’s drying capacity is limited to about 40 percent of its production capacity, making it impossible to continue operating the mill in a profitable manner.”

Resolute is exploring alternative product possibilities for its Fort Frances pulp mill, which will be idled in a manner that will protect the equipment.

The idling of PM5 is driven by the decrease in consumption as well as the high value of the Canadian dollar.

“We will monitor market conditions closely and work with key stakeholders to explore ways to improve the mill’s cost position,” added Garneau.

The running down of fiber inventories and orderly shutdown of the Fort Frances kraft mill is expected to be completed by late November. PM5 will also continue to operate until late November. Approximately 239 employees will be impacted by the idling.

Resolute Forest Products will work with affected employees, all levels of government and other local authorities on programs to lessen the impact of the idling. Resolute employees affected by this idling will also be considered for job vacancies and opportunities at other Company facilities. In all cases, employees will be treated in accordance with the applicable collective agreements and Provincial legislation.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 22 pulp and paper mills and 22 wood product facilities in the United States, Canada and South Korea. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World Wildlife Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

Contacts

Investors Rémi Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com